Exhibit 21


                          INTERSTATE/JOHNSON LANE, INC.
                              List of Subsidiaries
                               September 30, 1995

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



                                                                                     Percentage of
                                                              State in             voting securities
                        Name                             which Incorporated              owned
Interstate/Johnson Lane Corporation                        North Carolina                 100%
ISC Realty Corporation                                     North Carolina                 100
Sovereign Capital Management, Inc.*                        North Carolina                 100
ISC Futures Corporation                                    North Carolina                 100
The Johnson, Lane, Space, Smith Corporation                   Georgia                     100



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*d/b/a Sovereign Advisers, Inc.